For Immediate Release
Contact:

Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Expands Western Presence with Denver Acquisition,
Announces Unveiling of Residence Inn Washington D.C./Foggy Bottom

PALM BEACH, Fla., October 3, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium branded, select-service hotels, today announced that it has acquired the 180-room Hilton Garden Inn Denver Tech Center for a purchase price of $27.9 million, plus customary pro-rated amounts and closing costs.

Converted to the Hilton Garden Inn brand in October 2008, the hotel is ideally located in the heart of the Denver Tech Center at the junction of Interstate 25 and Interstate 225. The Denver Tech Center spans 850 acres and contains more than 25 million square feet of office space, almost half of which is comprised of Class A and Class B space. The Denver Tech Center also is home to over 1,000 companies employing more than 35,000 people, including such esteemed companies as Oracle, Newmont Mining, EMC Corporation and IBM.

The first Hilton Garden Inn in Chatham’s portfolio, the hotel features 3,600 square feet of meeting space capable of hosting events for up to 300 people. Additional amenities include a restaurant and bar, Starbucks kiosk, indoor pool and a location adjacent to a light-rail station that provides convenient transportation to downtown Denver. In 2014, the hotel’s lobby will be restyled with the brand’s “Project Grow” design, and the rooms will receive a soft-goods renovation.

“The Hilton brands continue to provide superior returns on investment, and we are pleased to further our relationship with Hilton Worldwide with the acquisition of our first Hilton Garden Inn hotel, sitting in one of the best locations of the Denver Tech Center, a massive thriving corporate business park” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We have a deep understanding of the Tech Center market through our ownership of a Residence Inn in the Innkeepers joint venture and Island Hospitality’s operation of the hotel. It is a great advantage to be able to underwrite and diligence acquisitions across the country through this teamwork, and we are confident we will be able to drive enhanced returns out of the gate at this hotel. We continue to find hotels that meet our strict underwriting criteria, exhibiting strong growth characteristics and demand generators, as we build Chatham into a premier lodging REIT.”

The Hilton Garden Inn Denver Tech Center is managed by Island Hospitality Management (IHM), which is 90 percent owned by Mr. Fisher. Chatham funded the purchase with borrowings on its secured revolving credit facility.

Chatham also announced the unveiling of the recently rebranded Residence Inn Washington D.C./Foggy Bottom after an extensive $5.5 million renovation. The 103-suite hotel, formerly a DoubleTree Guest Suites by Hilton, is the only branded, upscale, extended-stay hotel in the prestigious, historic Foggy Bottom neighborhood.

The renovation included an expanded lobby to accommodate the Residence Inn’s complimentary breakfast, evening social hours and mid-week dinners, as well as an enlarged fitness center.  The 700-square foot, two-bay, guest suites (nearly double the size of most extended-stay hotel rooms) were completely renovated, including new bathrooms, full kitchens, new furnishings and soft goods.

“This is a great asset in a fantastic location and given the large suites, is ideally flagged as a Residence Inn,” highlighted Mr. Fisher. “When we acquired the hotel out of the Innkeepers bankruptcy, we knew it was a great piece of real estate, and we believed we could realize incremental value by either repositioning the asset or selling the hotel for alternative uses. With the Residence Inn brand, we expect this hotel will command a much higher RevPAR premium and drive incremental value and cash flow to our portfolio.”
About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 74 hotels totaling 10,297 rooms/suites, comprised of 23 hotels it wholly owns with an aggregate of 3,202 rooms/suites in 13 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.